UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2021

Protara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36694	20-4580525
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

345 Park Avenue South Third Floor New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 844-0337

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 19, 2021 (the “Effective Date”), Protara Therapeutics, Inc. (the “Company”) appointed Martín Sebastian Olivo, M.D. as Chief Medical Officer of the Company.

Dr. Olivo, 45, brings more than 15 years of experience in oncology translational and clinical research and global drug development. Prior to joining the Company, Dr. Olivo served as Vice President, Breast Cancer Clinical Development Lead, at Gilead Sciences, Inc. (formerly Immunomedics, Inc.), a public biopharmaceutical company, from August 2018 to April 2021, where he led clinical development of a treatment for metastatic triple-negative breast cancer. Prior to joining Immunomedics, he served as Global Clinical Lead at Daiichi Sankyo Cancer Enterprise, a global pharmaceutical company, from July 2017 to July 2018, where he established a comprehensive clinical development plan for an early-stage oncology product candidate with applications in lung and breast cancer. From January 2011 to July 2017, Dr. Olivo served in several roles of increasing responsibility in the oncology business group at Eisai Inc., a pharmaceutical company, most recently serving as an International Project Team Leader. Dr. Olivo received his M.D. from the University of Buenos Aires and his M.S. in Clinical and Pharmacological Research from Austral University in Buenos Aires. He completed his degree as a Clinical Oncologist at the University of Salvador. He has held various academic and clinical positions at the School of Medicine at the University of Buenos Aires, Hospital “Dr. Enrique Tornú” and the National Cancer Institute of Canada Clinical Trials Group.

In connection with Dr. Olivo’s appointment as the Chief Medical Officer, the Company and Dr. Olivo entered into an Executive Employment Agreement, dated March 31, 2021 and effective as of the Effective Date. Pursuant to the terms of his Executive Employment Agreement, Dr. Olivo is entitled to an initial annual base salary of $432,000 per year, and an annual discretionary cash bonus of 40% of Dr. Olivo’s then-current base salary. In addition, the Company agreed to pay Dr. Olivo a one-time signing bonus of $130,000 (the “Signing Bonus”), payable within 30 days of the Effective Date, provided that Dr. Olivo is required to repay all or a portion of the Signing Bonus to the Company if his service is terminated within 24 months following the Effective Date, subject to certain conditions.

Dr. Olivo’s Executive Employment Agreement also provides that, subject to approval by the Board of Directors of the Company (the “Board”) (or a committee thereof), and as an inducement material to Dr. Olivo entering into employment with the Company, pursuant to Nasdaq Rule 5635(c)(4), Dr. Olivo shall be granted a stock option to purchase 120,000 shares of the Company’s common stock with an exercise price per share equal to the closing price per share on the grant date. Such stock option is subject to a four-year vesting schedule with 25% of the shares subject to the option vesting upon Dr. Olivo’s completion of one year of service measured from the Effective Date and the balance of the shares vesting in equal monthly installments over the subsequent 36 months of continuous service thereafter. Such award will be granted under the Company’s 2020 Inducement Plan, and Dr. Olivo will be eligible for future equity awards under the Company’s Amended and Restated 2014 Equity Incentive Plan or such other plan or arrangements the Company may have in effect from time to time, as approved by the Board (or a committee thereof) in its sole discretion.

Under the terms of his Executive Employment Agreement, if Dr. Olivo is terminated by the Company without cause or resigns for good reason, he is entitled to receive (i) payment of his then-current base salary through the effective date of the termination or resignation, (ii) a one-time cash payment equal to nine months’ of his then-current base salary, (iii) a one-time cash payment equal to nine months’ of his target bonus, (iv) reimbursement of any healthcare premium costs for nine months, at the same level of coverage as he had during employment, and (v) pro-rata vesting of any outstanding equity awards to the extent that Dr. Olivo is not employed through the one-year anniversary of the applicable grant date of such outstanding equity awards. The severance benefits described in the foregoing sentence are, in each case, subject to Dr. Olivo’s compliance with continuing obligations to the Company and his execution of a general release in favor of the Company. In addition to the foregoing, if Dr. Olivo is terminated for other than cause, death or disability during the eighteen months following a change in control of the Company, Dr. Olivo will be entitled to acceleration of 100% of his then unvested outstanding equity awards.

The foregoing description of Dr. Olivo’s Executive Employment Agreement is only a summary and it is qualified in its entirety by the Executive Employment Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

Item 8.01.	Other Events.

On April 19, 2021, the Company issued a press release announcing the appointment of Dr. Olivo as the Company’s Chief Medical Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 19, 2021, issued by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTARA THERAPEUTICS, INC.

Date: April 19, 2021	By:	/s/ Blaine Davis
Blaine Davis
Chief Financial Officer

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